UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2008

TECHNOLOGY RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-13763	59-2095002
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

5250 140th Avenue North, Clearwater, Florida	33760
(Address of principal executive officers)	(Zip Code)

Registrant's telephone number, including area code: (727) 535-0572

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 15, 2008, a former director entered into a written pre-arranged stock trading plan to sell a limited number of shares of common stock of Technology Research Corporation (the “Company”) for personal financial management purposes in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company’s insider trading policy (the “Plan”).  Under the terms of the Plan, Edmund F. Murphy, Jr. may not exercise any subsequent influence over how, when or whether to affect sales pursuant to the Plan.  Edmund F. Murphy, Jr. left the Board at the conclusion of his term of office on August 27, 2008.

Under Mr. Murphy’s 10b5-1 Plan, a maximum of 6,000 shares of the Company’s common stock may be sold over a period of five months, in weekly increments of up to a maximum of 300 shares.  The Plan will terminate on March 1, 2009, unless the Plan is sooner terminated pursuant to its terms.  Sales of shares under the Plan may commence on October 15, 2008.

With the adoption of a Rule 10b5-1 plan, an insider may authorize in advance a written stock trading plan provided that the insider is not in possession of material non-public information.  As a result, an insider can thereafter authorize a broker-dealer to sell a limited number of shares on a regular basis, pursuant to the terms of such plan.  Mr. Murphy’s Plan has been approved pursuant to the terms of the Company’s insider trading policy.

Any transactions completed under the Plan will be disclosed publicly through Form 144 filings with the Securities and Exchange Commission.  Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 stock trading plans of Company officers  nor to report a modification or termination of a Rule 10b5-1 plan or similar plans of any other officer or director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNOLOGY RESEARCH CORPORATION

Date: September 19, 2008	By: /s/ Barry H. Black
Name: Barry H. Black
Title: VP Finance CFO